EXHIBIT 99.01

                  Minutes of The Board of Directors Meeting
                        Webquest International, Inc.
                Approval of Warrants, Accepting Resignations and
                        Appointment of New Directors


                Board of Directors Meeting - September 14,2001


     On Friday, September 14, 2001, the Board of Directors of WebQuest International, Inc.(WEBQ) held a meeting to discuss the resignation of two of its Directors and consider their replacement on the Board.

     In attendance in person was Kirk Johnson and guest Robert Nikoley. Directors Nolan Bushnell and Frank Howard and guest William Anthony attended by telephone.

     Prior to the meeting, the board had been presented with the resignations of Directors Bushnell and Howard. Both Directors had expressed a desire to devote more time to their own businesses.

     After consideration and review, the Board voted unanimously to accept those resignations. In recognition of and appreciation for the years of service by both directors, warrants for Mr.Howard and Mr. Bushnell were approved.

     Kirk Johnson, the sole remaining Board Member, appointed William Anthony and Robert Nikoley to fill the two empty board positions.

     After the vote of the sole remaining Director to confirm the appointment of the two new members of the Board, Mr. Kirk Johnson submitted his resignation as a Board member, CEO, President and Secretary.

     Mr. Nikoley then nominated Mr. Anthony to serve as Chief Operating Officer and President which Mr. Anthony accepted. Mr. Anthony then nominated Mr. Nikoley to serve as Chief Financial Officer and Secretary of the Board which Mr. Nikoley accepted.

     In addition, Mr. Anthony and Mr. Nikoley were authorized to carry on all corporate activities as their positions require. In addition, they were authorized to maintain the corporate bank accounts and transact all business of the corporation.

     In summary, on September 14,2001, the Board of Directors of WebQuest International, Inc. by unanimous vote, accepted the resignations of Nolan Bushnell and Frank Howard and approved the appointment of William Anthony and Robert Nikoley to the Board of Directors. In addition, Mr. Anthony was appointed to the office of CEO and President and Mr. Nikoley was appointed to the office of CFO and as Secretary of The Board. Also, the Board accepted the resignation of Mr. Kirk Johnson.

     There being no other matters to be discussed at the September 14,2001, the meeting was adjourned.

Respectfully Submitted: _____________

__/s/_______________
Robert Nikoley
Corporate Secretary

     The undersigned being all of the directors of the above-named corporation, hereinafter referred to as the ("Company"), hereby unanimously agree and consent to the waiver of notice of meeting. This Unanimous Consent is being executed in accordance with the provisions of the General Corporation Law of the State of Nevada which requires written consent to a meeting of Directors in absence of advanced notice.


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Kirk Johnson                                      Date

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Nolan Bushnell                                    Date

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Frank Howard                                      Date

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William Anthony                                   Date

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Robert Nikoley                                    Date